Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.
Exhibit 10.11.1

CONFIDENTIAL

Contract Manufacturing Agreement
- Metreleptin SLD-

BETWEEN

Amylin Pharmaceuticals, Inc. and

Sandoz GmbH

1.	DEFINITIONS	5

2.	PROCESS CHARACTERIZATION PHASE	11

3.	PROCESS INTERMEDIATES SUPPLY ACTIVITIES	12

4.	ANALYTICAL ACTIVITIES	12

5.	OPTION FOR PILOT STUDY	14

6.	PROCESS VALIDATION CAMPAIGN	14

7.	JOINT STEERING COMMITTEE	17

8.	RAW MATERIALS	18

9.	COMMERCIAL PHASE	19

10.	FORECAST AND SUPPLY	20

11.	FIRM ORDERS	22

12.	DELIVERY	23

13.	PERSON-IN-PLANT; AUDITS AND INSPECTIONS; SAFETY ISSUES	23

14.	DURATION	25

15.	RESERVATION AND COST	25

16.	PRICING AND TERMINATION FEES	25

17.	INTELLECTUAL PROPERTY	27

18.	PAYMENT	30

19.	LIMITATION OF LIABILITY	31

20.	SPECIFICATION	31

21.	WARRANTIES AND INDEMNITIES	32

22.	INSURANCE	34

23.	CONFIDENTIALITY	34

24.	RECALLS	36

25.	TERMINATION	36

26.	CONSEQUENCES OF TERMINATION	37

27.	ACCEPTANCE	38

28.	FORCE MAJEURE	39

29.	SPECIFIC INVESTMENTS	39

30.	NOTICES	40

31.	ENTIRE AGREEMENT	40

32.	MISCELLANEOUS PROVISIONS	41

33.	GOVERNING LAW AND JURISDICTION	42

34.	DISPUTE RESOLUTION	42

Schedules:

1. Delivery Procedure
2. Product Specifications
3. Process Transfer Materials
4. Capacity and Pricing Estimates, Fees
5. Product Description
6. Facility Modifications
7. Pricing Model for Commercial Supply
8. Regulatory Support
9. Initial five (5) year forecast
10. Analytical Methods Description

CONFIDENTIAL

THIS AGREEMENT is made as of September 30, 2010 (the “Effective Date”)

BETWEEN:

(1)	Amylin Pharmaceuticals, Inc, whose principal office is at 9360 Towne Centre Drive, San Diego, California 92121 (“Amylin”) and

(2)	Sandoz GmbH, whose principal office is at Biochemiestrasse 10, A6250 Kundl, Austria (“Sandoz”)

WHEREAS:

(A)	Sandoz carries on the business of, inter alia, development and bulk manufacture of biopharmaceutical products; and

(B)
Amylin and Sandoz have entered into a Process Optimization and Manufacturing Agreement dated June 25, 2010 regarding the optimization and demonstration of the manufacturing process for metreleptin drug substance in the pilot plant, and scale up of such process to [***] w.v. facility at Sandoz, which drug substance is intended by Amylin to be used as active substance for a finished product for the treatment of obesity developed by Amylin; and

(C)
Amylin wishes to establish a separate manufacturing process for metreleptin drug substance as active substance for a finished product for the treatment of severe lipodystrophy at [***] w.v. scale at Sandoz’ RPP4 facility (the “RPP4 Facility”), and to engage Sandoz as a manufacturer for commercial quantities of such drug substance according to the terms and conditions of this Agreement; and

(D)	Sandoz is willing to conduct the following activities:

a)	Process characterization activities at lab scale and pilot scale (Process Characterization Phase as defined below);

b)	Generation of intermediates at pilot scale for use in process characterization (Process Intermediates Supply as defined below);

c)	Analytical method validation and method transfer activities to enable process validation for the product (Analytical Activities as defined below);

d)	Optional performance of selected studies at pilot scale (Pilot Study as defined below); and

e)	Process validation at [***] w.v. scale at the RPP4 Facility (Process Validation as defined below); and

f)	Manufacture of commercial quantities of the Product (as defined below) at the [***] w.v. scale at the RPP4 Facility (Commercial Supply as defined below)

under the terms and conditions set out in this Agreement;

IT IS AGREED as follows:

1.	DEFINITIONS

(1)	In this Agreement:

“Additional Specifications” means the initial Additional Specifications as explicitly identified as such in Schedule 2 as they may be amended by mutual written Agreement according to Clause 32(9).

“Additional Campaign” has the meaning as set forth in Clause 6(4).

“Additional Campaign Option” has the meaning as set forth in Clause 6(4).

“Additional Campaign Option Fee” has the meaning as set forth in Schedule 7 (pricing option “B”).

“Agreement” means this contract manufacturing agreement and all Schedules attached thereto including all amendments subsequently agreed to by the parties, as the case may be.

“Affiliates” means, with respect to either party to this Agreement, any company, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with such party. For the purpose of this definition, “control” means direct or indirect beneficial ownership or voting control of at least fifty percent (50%) of the issued share capital in such company, partnership or other entity.

“Amylin” has the meaning set forth in the opening paragraph of this Agreement.

“Amylin Assigned Technology” has the meaning set forth in Clause 17(4).

“Amylin Background Technology has the meaning set forth in Clause 17(1).

“Amylin Finished Product” means a pharmaceutical product containing the Product as the active ingredient and currently developed by or on behalf of Amylin for the therapeutic indication severe lipodistrophy.

“Amylin Foreground Technology” has the meaning set forth in Clause 17(3).

“Analogs” means any peptides for which the sequence of such peptide was derived from the Product by insertions of, or substitutions by, one or more naturally-occurring amino acids and/or by deletions from the amino acid sequence of the Product, and such peptide maintains seventy percent (70%) sequence identity with the amino acid sequence identity of the Product.

“Analytical Activities” means the activities related to the transfer, implementation and validation of analytical methods, including without limitation the analytical method transfer, analytical method development and analytical validation, as set out in Clause 4.

“Analytical Activities Fee” has the meaning as set forth in Schedule 4.

“Analytical Activities Master Plan” mean a document describing the concept and the strategy (including the estimates for timeline and capacities) for the Analytical Activities.

“Analytical Activities Protocol” means the mutually agreed protocols based on Schedule 10 and describing (a) the analytical methods to be transferred to Sandoz analytical labs and (b) the additional analytical methods to be developed by Sandoz and implemented into the Process and (c) the analytical validation to be carried out by Sandoz and (d) the expected schedule of the Analytical Activities.

“Audit” means an audit and inspection of all documents, processes and facilities of Sandoz or of any approved subcontractor applicable to the Manufacture of the Product.

“Bankruptcy” has the meaning as set forth in Clause 25(1)(b).

“Batch” means uniquely identified or identifiable Product that has been processed in one process or series of processes.

“Certificate of Analysis” means a document signed by an authorized employee of Sandoz stating and confirming the record of tests and test methods performed on Product, and the results of each such test.

“Certificate of Compliance” means a document signed by an authorized employee of Sandoz stating and confirming that the Product to which such document refers has been Manufactured in accordance with this Agreement, including the Sandoz Release Specifications and cGMP.

“cGMP” means the United States’ current Good Manufacturing Practices pursuant to the U.S. Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. Sect. 301 et seq.), and pursuant to relevant regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 210, 211, 600 and 611) and any comparable European Union and Austrian laws, directives, rules or regulations, and of any agreed-upon foreign jurisdiction, as each may be amended from time to time. At the time of this Agreement, this includes compliance with European Union, Austrian, and United States regulatory and statutory requirements relating to good manufacturing, laboratory, warehousing and distribution practices and adherence to any applicable product license requirements and relevant current U.S., E.U., and Austrian guidance documents.

“CMC” means the Chemistry, Manufacturing, and Controls content of regulatory applications for the Product including all INDs and NDAs (and amendments thereto) filed by Amylin.

“Collaboration IP Rights” shall mean (i) any and all IP Rights consisting of or resulting from inventions or improvements that are made, conceived or reduced to practice by one or both parties as a result of the services performed according to a specific Schedule under this Agreement.

“Collaboration Know-How” shall mean any Know-How that is generated by one or both parties as a result of the services performed according to a specific Schedule under this Agreement.

“Commercial Batches” means any Batches of Product Manufactured after completion of the Process Validation Campaign.

“Commercial Phase” means the time period starting with the first manufacture of Commercial Batches.

“Confidential Information” has the meaning as set forth in Clause 23.

“Defective” or “Defect” means, with respect to any Product, that the Product (i) does not meet the Product Specifications and/or (ii) has not been manufactured in compliance with cGMP requirements.

“Discloser” has the meaning as set forth in Clause 23(1).

“Effective Date” has the meaning as set forth above in the introductory paragraph of this Agreement.

“EMA” means the European Medicine Agency.

“Engineering Batch” means a Batch of Product identified as an Engineering Batch on Schedule 7.

“Excess Order” has the meaning set in Clause 10(6).

“Facility Modifications” has the meaning as set forth in Clause 29(1).

“FDA” means the United States Food and Drug Administration.

“Firm Order” has the meaning set forth in Clause 11(3).

“IP Rights” shall mean (i) any and all inventions or improvements, (ii) any intellectual property rights covering such inventions or improvements, including but not limited to patent applications, patents, utility models and all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world, but (iv) excluding any Know-How.

“Joint Foreground Technology” has the meaning set forth in Clause 17(3).

“JSC” has the meaning as set forth in Clause 7(1).

“Know-How” shall mean (i) any and all proprietary and confidential technology, trade secrets and other information (including data, results, reports, expertise, techniques, methods, processes, assays, developments, standard operating procedures, formulas, and specifications), and (ii) any physical, chemical or biological materials, which are generated by one or both parties in connection with the activities under this Agreement and owned or controlled by a party to this Agreement; provided, however, for the avoidance of doubt, Know-How shall not include any portion or entirety thereof which does not constitute Confidential Information pursuant to the exclusions set forth in Clause 23(2)(a) through (c) inclusive hereof.

“Manufacture” means the production of the Product in bulk from the Raw Materials using the Process and shall, where relevant, include manufacturing, formulating, assembling, packaging, storing, handling, testing and quality control, and “Manufactured” and “Manufacturing” shall be interpreted accordingly.

“Manufacturing Records” means all documents relating to the Manufacture of a Batch, including manufacturing instructions, deviations, test results, out of specification results, investigations, bills of materials, Certificates of Compliance, and Certificates of Analysis.

“Master Batch Records” means a detailed, step-by-step description of the entire production process for the Product, including an explanation of the Product is produced and indicating, among other things, specific types and quantities of components and Raw Materials, processing parameters, in-process quality controls.

“Minimum Fee” has the meaning as defined in Clause 9(3).

“Minimum Fee Period” shall mean each consecutive time period of [***] during, with the first Minimum Fee Period starting upon the earlier of (i) FDA approval of the Product and (ii) [***], and each following Minimum Fee Period starting on every [***], until expiry or termination of this Agreement.

“Modification” means any modification, addition, improvement, or adaptation, material or otherwise.

“NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure.

“Optional Activities” means the activities based on Schedule 4 to be optionally performed during Process Characterization Phase by Sandoz upon written request of Amylin.

“Ordered Amount Fee” has the meaning as defined in Clause 9(3).

“Pilot Studies” has the meaning as set forth in Clause 5(1).

“Pilot Study Option Fee” has the meaning set forth in Schedule 4.

“Pilot Study Option” has the meaning as set forth in Clause 5(1).

“Pilot Study Work Plan” means an outline of activities, timing and sampling to be performed in connection with the Pilot Studies upon Amylin’s exercise of the Pilot Study Option.

“Process” means the series of methods and techniques provided by Amylin by which the Product is Manufactured, as defined in the Manufacturing Records, and “Processed” and “Processing” shall be interpreted accordingly. The Process will be optimized and changed from time to time by written agreement of the parties and in accordance with the Quality Agreement.

“Process Characterization Phase” means the period of time during which Sandoz will conduct the process characterization as set out in Clause 2.

“Process Characterization Phase Fee” has the meaning as set forth in Schedule 4.

“Process Characterization Phase Master Plan” means a document describing the concept and the strategy for the activities to be performed under the Process Characterization Phase.

“Process Characterization Phase Protocol” means the protocols describing (a) a detailed workplan to be conducted by Sandoz during the Process Characterization Phase and (b) the expected duration of the Process Characterization Phase.

“Process Intermediate Supply Activities” has the meaning set forth in Clause 3(2).

“Process Intermediate Supply Fee” has the meaning set forth in Schedule 4.

“Process Intermediate Work Plan” means an outline of the activities, timing and sampling to be performed under the Process Intermediate Supply Activities.

“Process Transfer Information” means all know-how, registration data, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, analytical methods, validation reports of analytical methods and all other relevant information relating to the Product, the Process, Manufacture or storage of the Product, including the information and the Process Transfer Materials as defined herein or in that certain Process Transfer and Initial Manufacturing Agreement, dated November 1, 2006, between Amylin and Sandoz as delivered from Amylin to Sandoz.

“Process Transfer Materials” means the cell banks, reference standards and other materials to be provided by Amylin to Sandoz for the Process Characterization Phase, Analytical Activities, Process Intermediate Supply Activities, Pilot Studies, Process Validation Campaign and Commercial Phase, as listed in Schedule 4.

“Process Validation Campaign” has the meaning set forth in Clause 6(2).

“Process Validation Campaign Fee” has the meaning as set forth in Schedule 4.

“Process Validation Master Plan” means an outline of activities to be performed in connection with the Process Validation Campaign.

“Process Validation Protocol” means the protocols describing (a) a detailed work plan, including an outline of sampling, to be conducted by Sandoz during the Process Validation Campaign and (b) the expected duration of the Process Validation Campaign.

“Product” means the drug substance metreleptin, which is a recombinant protein having the amino acid sequence set forth in Schedule 5.

“Product Specifications” means the Sandoz Release Specifications and the Additional Specifications.

“Quality Agreement” means the separate agreement executed by Sandoz and Amylin and constituting an integrated part of this Agreement, which defines the quality assurance and regulatory responsibilities of the parties as they relate to this Agreement as it may be amended in accordance with its terms. In the event of any conflict between the terms of this agreement and the Quality Agreement, the terms of this Agreement shall control.

“Raw Materials” means the raw materials which are required by Sandoz to conduct the Manufacture as specifically listed in the Quality Agreement.

“Recipient” has the meaning as set forth in Clause 23.

“Regulatory Authority” means the EMA or the FDA or any equivalent competent regulatory body in each non-U.S. jurisdiction in which the Product is approved for marketing or distribution.

“Released” means the mechanism by which Sandoz states that the Product was Manufactured in accordance with this Agreement, including cGMP, and conforms with the Sandoz Release Specifications based on the results of all Product tests listed in Schedule 2 to be performed by Sandoz (Sandoz Release Specifications). Release is demonstrated by issuance of a Certificate of Analysis and Certificate of Compliance.

“Requested Optional Activities” means such Optional Activities that Amylin has requested in writing to be performed.

“Rolling Commerical Forecast” has the meaning set forth in Clause 10(4).

“RPP4 Facility” has the meaning set forth in the recitals of this Agreement.

“Sandoz” has the meaning set forth in the opening paragraph of this Agreement.

“Sandoz Background Technology” has the meaning set forth in Clause 17(2).

“Sandoz Foreground Technology” has the meaning set forth in Clause 17(3).

“Sandoz Release Specifications” means the initial Sandoz Release Specifications as explicitly identified as such in Schedule 2 as they may be amended by mutual written Agreement according to Clause 32(9).

“w.v.” means working volume scale.

(2)	Words importing the singular shall include the plural and vice versa. Words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa.

(3)	Clauses 1(1) and 1(2) apply unless the contrary intention expressly appears elsewhere in this Agreement.

(4)	Any reference, express or implied, to any law includes references to:

(a)	that law as amended, extended or applied by or under any other law (before or after the Effective Date) and

(b)	any subordinate legislation or regulations made (before or after the Effective Date) under that law, as amended, extended or applied as described in Clause 1(4)(a).

(5)	The headings in this Agreement are for convenience of reference only and do not affect the interpretation or scope of this Agreement or any provision herein.

(6)
Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including, without limitation” and “including, but not limited to” (or “includes, without limitation” and “includes, but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

(7)	The Schedules attached hereto are an integral part of this Agreement and are incorporated herein by reference.

2.	PROCESS CHARACTERIZATION PHASE

(1)
Upon both parties executing this Agreement, and not later than [***] in advance of commencing the Process Characterization Phase, Amylin will provide Sandoz with a draft Process Characterization Phase Master Plan in accordance with the planned activities outlined on Schedule 4 and all Process Transfer Materials that are reasonably required for Sandoz to conduct the Process Characterization Phase. After review by Sandoz and mutual agreement by both parties on the final Process Characterization Phase Master Plan, Sandoz will prepare a draft Process Characterization Phase Protocol. Not less than [***] in advance of commencing the Process Characterization Phase, Amylin and Sandoz will agree upon the final Process Characterization Phase Protocol in writing.

(2)	The Process Characterization Phase is planned for the [***] through the [***], provided this Agreement has been signed by both parties not later than [***].

(3)
Sandoz will perform all activities for which it is responsible under the Process Characterization Phase Protocol at its facilities, but it may subcontract tests to laboratories which have been qualified by Sandoz, in each case subject to Amylin’s prior written approval, such approval not to be withheld unreasonably.

(4)
In consideration for the services provided by Sandoz as part of the Process Characterization Phase, Amylin shall pay to Sandoz the Process Characterization Phase Fee as set out in Schedule 4. The Process Characterization Phase Fee shall be paid on the basis of the number of weeks needed for the services and the price per week as set out in Schedule 4. Sandoz is entitled to invoice, and Amylin shall pay, the Process Characterization Phase Fee in several installments at certain time milestones as described in Schedule 4. Upon completion of the entire Process Characterization Phase, Sandoz shall provide written reports (in the English language) to Amylin for the experiments performed during the Process Characterization Phase together with an invoice for the last installment of the Process Characterization Phase Fee.

(5)	Sandoz shall provide Amylin with regular updates regarding the progress of the Process Characterization Phase. If during the Process Characterization Phase the parties identify an unforeseeable technical problem, which prevents Sandoz from conducting its activities under the Process Characterization Phase Protocol, then the following procedure shall apply:

(a)
Amylin or its representative may provide Sandoz with technical assistance as reasonably appropriate. Upon request of Sandoz, Amylin shall provide Sandoz with technical assistance as reasonably appropriate.

(b)
Sandoz shall use its commercially reasonable endeavors to resolve the problem and Amylin shall be entitled to have a representative present at the Sandoz site and to fully participate in solving such problem to ensure that this provision is satisfied.

(c)
The additional cost of resolving the problem shall be borne by Amylin, unless Sandoz has not conducted the Process Characterization Phase with care and diligence consistent with industry standards and in a professional and workmanlike manner with employees that have sufficient technical expertise. Any additional cost shall be subject to Amylin’s prior written approval.

3.	PROCESS INTERMEDIATES SUPPLY ACTIVITIES

(1)
Sandoz will provide Amylin with a draft Process Intermediate Work Plan in accordance with Schedule 4. Not less than [***] in advance of commencing the Process Intermediate Supply Activities, Amylin and Sandoz will agree upon the final Process Intermediate Work Plan in writing.

(2)
Sandoz will perform all activities for which it is responsible under the Process Intermediate Work Plan (the “Process Intermediate Supply Activities”) in accordance with the Process Intermediate Work Plan and Schedule 4.

(3)	Amylin will provide the Process Transfer Materials required for the Process Intermediate Supply Activities as set out in Schedule 4 free of charge.

(4)	Upon completion of the Process Intermediate Supply Activities according to the final Process Intermediate Work Plan, Sandoz shall issue an invoice for the Process Intermediate Supply Fee.

4.	ANALYTICAL ACTIVITIES

(1)
Upon both parties executing this Agreement, and not later than [***] in advance of commencing the Analytical Activities, Amylin will provide Sandoz with a draft Analytical Activities Master Plan in accordance with Schedule 4. After review by Sandoz and mutual agreement by both parties on the final Analytical Activities Master Plan, Sandoz will prepare a draft Analytical Activities Protocol.

(2)
Not later than [***] in advance of commencing the Analytical Activities, Amylin and Sandoz will agree upon the Analytical Activities Protocol in writing. If agreed by Amylin and Sandoz, separate Analytical Activities Protocols may be generated for each analytical method.

(3)
Not later than [***] in advance of commencing the Analytical Activities, Amylin will begin supplying and transferring to Sandoz all Process Transfer Information and Process Transfer Materials that are reasonably required for Sandoz to perform the Analytical Activities.

(4)
Sandoz shall perform the Analytical Activities as outlined in Schedule 4 and according to the agreed Analytical Activities Protocol. Amylin and Sandoz will reasonably modify and/or confirm Schedule 4 not less than [***] in advance of commencing the Analytical Activities. Schedule 10 outlines certain responsibilities of the parties with respect to the validation and transfer of the Analytical Activities and primary authorship responsibilities for related protocols and reports.

(5)
Subject to prior agreement by the parties of the Analytical Activities Protocol, Sandoz shall carry out analytical testing, analytical development and analytical validation in accordance with the Analytical Activities Protocol. Sandoz will perform all such activities at its facilities, but it may subcontract tests to laboratories which have been qualified by Sandoz, in each case subject to Amylin’s prior written agreement, such consent not to be withheld unreasonably.

(6)
Sandoz shall provide Amylin with regular updates regarding the progress of the Analytical Activities. If during the Analytical Activities the parties identify an unforeseeable technical problem, which prevents Sandoz from conducting, developing or validating analytical tests pursuant to the Analytical Activities Protocol, then the following procedure shall apply:

(a)
Amylin or its representative may provide Sandoz with technical assistance as reasonably appropriate. Upon request of Sandoz, Amylin shall provide Sandoz with technical assistance as reasonably appropriate.

(b)
Sandoz shall use its commercially reasonable endeavors to resolve the problem and Amylin shall be entitled to have a representative present at the Sandoz site and to fully participate in solving such problem to ensure that this provision is satisfied.

(c)
The additional cost of resolving the problem shall be borne by Amylin, unless Sandoz has not conducted the Analytical Activities with care and diligence consistent with industry standards and in a professional and workmanlike manner with employees that have sufficient technical expertise. Any additional cost shall be subject to Amylin’s prior written approval.

(7)	Upon completion of the Analytical Activities, Sandoz will provide to Amylin written reports for each analytical method (in English language) on the results of the Analytical Activities.

(8)
With respect to any Analytical Activities conducted by Sandoz as part of or in connection with the Process Characterization Phase, Sandoz shall be entitled to invoice the Analytical Activities Fee for all Analytical Activities performed until the date of the invoice together with the relevant invoice for the Process Characterization Phase Fee. With respect to all Analytical Activities performed but not so invoiced, Sandoz shall be entitled to invoice the relevant Analytical Activities Fee together with the reports provided according to Clause 4(7).

(9)	Information obtained from the Analytical Activities may, at Amylin’s sole discretion, be shared by Amylin with other Amylin development projects.

5.	OPTION FOR PILOT STUDY

(1)
Amylin shall have an option to order pilot studies as set forth in Schedule 4 (the “Pilot Studies”) and as described below (the “Pilot Study Option”) subject to the terms and conditions of this Clause 5. The Pilot Study Option may be exercised by Amylin by written notice to Sandoz, which notice may be given (i) only once, and (ii) not later than [***]. The exercise of the Pilot Study Option shall be irrevocable.

(2)
If the Pilot Study Option has been validly exercised by Amylin, (i) Amylin will provide Sandoz with a draft Pilot Study Work Plan in accordance with Schedule 4. and (ii) after agreement of a final written Pilot Study Work Plan between the Parties (not less than [***] prior to the start of the activities for the Pilot Studies), Sandoz will start to conduct the Pilot Studies according to the final Pilot Study Work Plan and Schedule 4 using applicable protocols contained in the final Process Characterization Phase Protocol.

(3)	Upon completion of the Pilot Studies, Sandoz will provide to Amylin a written report (in English language) on the results of the Pilot Studies and an invoice for the Pilot Study Option Fee.

6.	PROCESS VALIDATION CAMPAIGN

(1)
Not later than [***] in advance of commencing the Process Validation Campaign, Amylin will provide Sandoz with a draft Process Validation Master Plan in accordance with Schedule 4. After review by Sandoz and mutual agreement by both parties on the final Process Validation Master Plan, Sandoz will prepare a draft Process Validation Protocol. Not less than [***] in advance of commencing the Process Validation Campaign, Amylin and Sandoz will agree upon the final Process Validation Protocol in writing.

(2)
Subject to (i) completion of the final Process Validation Protocol and (ii) achievement of all relevant milestones of Process Characterization Activities that are a prerequisite for the Process Validation Characterization Phase as defined in the agreed Process Characterization Phase Master Plan, Sandoz will start the Process Validation Campaign, and will deliver the Product produced therefrom to Amylin (or Amylin’s designee) after completion of such campaign. The parties agree that the “Process Validation Campaign” means a production campaign in which Sandoz shall Manufacture at the [***] w.v. scale at the RPP4 Facility:

(a) [***] Engineering Batches (fermentation and isolation) and [***] Engineering Batches (purification);

(b) [***] cGMP validation Batches (fermentation and isolation) that meet validation acceptance criteria; and

(c) [***] cGMP validation Batches of Product (purification) that meet the Product Specifications and validation acceptance criteria.

In consideration for Sandoz Manufacturing the Product pursuant to the Process Validation Campaign, Amylin shall pay Sandoz the Process Validation Campaign Fee based on actual facility occupation and materials at prices according to Schedule 4.

(3)
Commencement of the Process Validation Campaign is planned for the [***]. The parties agree to use their commercially reasonable endeavors to ensure that the timeline for the Process Validation Campaign is met. Upon completion of the Process Validation Campaign, Sandoz shall invoice Amylin for the Process Validation Campaign Fee and applicable reports.

(4)
Amylin shall have the option to order an additional campaign (the “Additional Campaign”) consisting of up to [***] cGMP Batches of Product that meet the Product Specifications (purification only using inclusion bodies from the Process Validation Campaign) (the “Additional Campaign Option”) to be produced as an extension to, and directly following, the production of the Process Validation Campaign. The Additional Campaign Option may be exercised by Amylin by written notice to Sandoz, which notice may be given no later than [***]. The exercise of the Additional Campaign Option shall be binding and irrevocable. If the Additional Campaign Option has been timely exercised, Sandoz will Manufacture for Amylin, and Amylin shall purchase [***] cGMP Batches of Product in the RPP4 Facility. Sandoz will use commercially reasonable efforts to reach the target of an average quantity of [***] kg Product per cGMP Batch in the Additional Campaign. It is agreed that with respect to any target amounts of Product set out in this Clause, Sandoz shall only be obliged to use commercially reasonable efforts to achieve such target amounts, but does not guarantee, and shall have no obligation whatsoever, to achieve such target amounts.

(5)
For the avoidance of doubt, if an Engineering Batch is released by Sandoz by the issuance of a Certificate of Analysis and a Certificate of Compliance, the total Batches of Product to be Manufactured by Sandoz and to be compensated by Amylin according to this Clause 6 shall not be reduced as a result thereof.

(6)	Sandoz covenants that:

(a)
It has and will maintain during the term of this Agreement, all licenses, registrations, certificates, approvals, authorizations or permits required under applicable law, which are necessary to perform the services hereunder and shall bear all costs and expenses associated therewith. Sandoz shall provide copies thereof to Amylin upon reasonable request by Amylin and shall operate in compliance therewith. Sandoz shall promptly provide Amylin with notice, confirmed in writing, in the event of revocation or modification of such documents, or with regard to any other event or regulatory action or involvement such as an order or notice, which in any way impacts Sandoz’ ability to provide services under this Agreement.

(b)
It will Manufacture the Product in accordance with this Agreement, including utilizing the Process and complying with cGMP and the Product Specification, except for any Engineering Batches. With respect to

Engineering Batches, Sandoz will use commercially, scientifically and technically reasonable efforts to achieve compliance of Engineering Batches with cGMP requirements and Product Specifications (including, for the avoidance of doubt, documentation required by cGMP and Sandoz quality systems), it being understood and agreed that (except for the aforesaid obligations to use commercially, scientifically and technically reasonable efforts) Sandoz shall have no obligation and/or liability whatsoever with respect to compliance of Engineering Batches with cGMP requirements and/or Product Specifications.

(c)	Any Raw Materials employed by Sandoz in the Manufacture and not supplied by or on behalf of Amylin will at the time of use conform to the requirements stated in Clause 8(2).

(d)
It will maintain complete and accurate records pertaining to its Manufacture, analysis and distribution of the Product (including the Manufacturing Records) in accordance with the types of records to be maintained as described in cGMP, the format and content of such records to follow Sandoz’ standard form in German language. In addition to the foregoing, Sandoz shall maintain all site-relevant and CMC-relevant documents necessary for the filing of a NDA for the drug product containing the Product by Amylin, and samples of the Product as are required by cGMP. Amylin shall have access to all such records and samples during normal business hours after reasonable advance written notice, subject to the confidentiality obligations under this Agreement.

(e)	The Product will be labeled, prepared and packed for shipment in accordance with labeling requirements as specified by Amylin from time to time.

(f)
It will be responsible for the treatment and/or disposal of all waste generated as a result of Manufacturing the Product in accordance with all applicable laws, regulations and directives, and the maintenance of detailed and complete records related thereto.

(g)
It will not incorporate any Modifications into the Process without being identified as such by Sandoz and without Amylin’s prior written consent, provided that the parties will in advance agree upon a reasonable adaptation in the fees of the respective phase as shown in Schedule 4, if applicable, and the terms of a license to Amylin and/or its designees for the use of the Sandoz Background Technology pursuant to Clause 17(12) upon termination of this Agreement.

(7)
Sandoz may at any time undertake any change (including routine maintenance and repair work) to any of its premises or facilities or equipment directly used in the Manufacture of the Product; provided that any such change is in accordance with the terms of the Quality Agreement and will not be a detriment to the Product or Sandoz’ obligations under this Agreement. Sandoz will notify Amylin of any such changes in accordance with the terms of the Quality Agreement.

(8)	After three (3) months prior written notice from Amylin, Sandoz shall provide Amylin with Manufacturing Records and all documentation in relation to the Manufacture of the Product as necessary for Amylin for the submission of a NDA with the FDA and a marketing authorization application with the EMA in respect of the Amylin Finished Product and will use commercially reasonable efforts to requested in writing by Amylin, Sandoz will provide Amylin with regulatory support for drafting such NDA, including providing data and reports requested by Amylin, each to the extent as described in Schedule 8. Amylin shall compensate Sandoz for such services provide such support for comparable filings in other jurisdictions. If at a rate of [***], based on actual hours worked for such services. Sandoz will provide Amylin all manufacturing process documentation for purposes of updating regulatory filings on an ongoing basis.

(9)	Amylin covenants that:

(h)
It has and will maintain throughout the term of this Agreement any appropriate regulatory approvals for the Product and any product containing the Product required in any jurisdiction or territory in which Amylin or its sublicensee is marketing, distributing or using such products.

(i)	Any Raw Materials provided by Amylin shall conform to the requirements set forth in Clause 8(3).

(j)
It shall, as soon as reasonably possible after it becomes aware of the same, notify Sandoz of any hazards to the health or safety of any personnel of Sandoz or the possibility of cross contamination of any other products being manufactured or stored by Sandoz.

(k)	Non-cGMP Batches will used for clinical trials in humans, for commercialization of Product or any product containing Product, or otherwise in humans.

(10)
The parties shall update the Quality Agreement between Amylin and Sandoz dated [***] on terms as may be mutually agreed between the parties as soon as possible after the Effective Date of this Agreement but in any case not later than [***].

7.	JOINT STEERING COMMITTEE

(1)
The parties hereby establish a Joint Steering Committee (the “JSC”) which is intended to facilitate communication between the parties, decision-making and management of the parties’ activities under this Agreement, and each party agrees to use good faith and cooperative efforts to facilitate and assist the efforts of the JSC.

(2)
The JSC shall be composed of [***] members, [***] members appointed by each party, but no member shall be the Chief Executive Officer of a party. Within [***] after the Effective Date, each party shall notify the other party of the identity of its initial [***] representatives to the JSC. Each party may replace any or all of its JSC representatives at any time upon written notice to the other party. Notwithstanding of the foregoing, each party may, at its discretion, have present at meetings of the JSC such other employees as it may deem necessary to aid it in participating in meetings of the JSC.

(3)
Sandoz will designate one of its representatives as the initial Chairperson of the JSC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing draft minutes of each meeting within [***] thereafter. The Chairpersonship of the JSC shall alternate between Sandoz and Amylin on a rotating basis, with each party’s Chairperson fulfilling such role for a period of [***].

(4)
The parties shall endeavor to schedule meetings of the JSC at least [***] in advance. In-person meetings shall alternate between the places of business of the parties, unless otherwise agreed by the parties. During the term of this Agreement, the JSC shall endeavor to meet in person at least [***] and shall, in any event, meet in person [***]. A meeting may be held by audio or video teleconference.

(5)
A quorum for a meeting of the JSC shall require the presence of at least [***] of each party in person or by telephone. All decisions made or actions taken by the JSC shall be made by [***] of the members, with the members of [***] cumulatively having [***] and the members of the [***] cumulatively having [***]. The JSC shall have no power to amend or overrule the terms of this Agreement, which may only be amended in accordance with Clause 32(9) hereof.

(6)	The parties agree that the minutes of the JSC meetings shall not be deemed final unless and until they shall have been approved by the JSC.

8.	RAW MATERIALS

(1)
Except for those Raw Materials that Amylin agrees it will supply to Sandoz, Sandoz will contract with third parties and pay (subject to Amylin’s reimbursement as described below) for the supply of all Raw Materials necessary to Manufacture and package the Product in accordance with this Agreement. A complete list of Raw Materials to be used by Sandoz including vendor and grade is attached to the Quality Agreement. For all Raw Materials used by Sandoz in connection with activities under this Agreement, [***]. Sandoz will maintain written records of all purchases and use of Raw Materials and will provide copies of all such records to Amylin upon request. Raw Materials purchased according to this Clause 8(1) and reimbursed by Amylin which are not used hereunder will, at Amylin’s option and expense, be shipped by Sandoz to Amylin or Amylin’s designated representative. Such request shall be made known by Amylin to Sandoz not later than [***] after finalization of the Process Validation Campaign.

(2)
All Raw Materials obtained by Sandoz from a third party and employed in the Manufacture of the Product will at the time of use (a) comply with the relevant Raw Material specifications as agreed upon in the Quality Agreement and (b) with respect of ruminant-sourced Raw Materials, will conform with the Note for Guidance on Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal Products (EMEA/410/01 Rev. 2 - October 2003; published in the Official Journal of the European Union on 28.1. 2004).

(3)
All Raw Materials provided by Amylin as agreed upon by the parties shall be (a) accompanied by a Certificate of Analysis where applicable and agreed upon by the parties and (b) with respect of ruminant-sourced Raw Materials, will conform with the Note for Guidance on Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal Products, (EMA/410/01 Rev. 2 - October 2003; published in the Official Journal of the European Union on 28.1. 2004).

9.	COMMERCIAL PHASE

(1)
After successful completion of the Process Validation Campaign, Amylin shall use commercially reasonable efforts to have Sandoz approved by the FDA as manufacturer of the Product. Subject to such approval, Amylin has the right and obligation to exclusively purchase from Sandoz, and Sandoz shall Manufacture for Amylin, at least [***] of the entire Product demand of Amylin, its Affiliates and Amylin’s Product licensees, pursuant and subject to the terms and conditions of this Agreement. For purposes of satisfying the exclusivity provisions of this Clause 9(1) and subject to the Minimum Fee provisions set forth in Clause 9(3), Amylin shall have the option to purchase Product from Sandoz that has been manufactured in accordance with the terms and conditions of that certain Process Optimization and Manufacturing Agreement, dated June 25, 2010, between Amylin and Sandoz and any other Product manufacturing and/or supply agreement that may be entered into between the parties in writing.

(2)
For all Commercial Batches of Product ordered by Amylin, Amylin shall pay to Sandoz the purchase price set out in Schedule 7. Pricing model “A” on Schedule 7 shall apply for Firm Orders of [***] or more cGMP Batches per campaign. Pricing model “B” on Schedule 7 will apply for Firm Orders of [***] cGMP Batches per campaign. Notwithstanding the foregoing, if Amylin purchases Product under the terms of any other agreement as provided in Clause 9(1), Amylin shall pay the purchase price set out in such agreement.

(3)	[***].

(4)	Sandoz covenants that:

(a)	It has and will maintain during the term of this Agreement, a manufacturer’s license.

(b)
It will perform the Services in accordance with this Agreement. It will Manufacture the Product in accordance with this Agreement, including utilizing the Process and (except for the Engineering Batches) in compliance with cGMP and the Specifications. With respect to Engineering Batches, Sandoz will use commercially, scientifically and technically reasonable efforts to achieve compliance of Engineering Batches with

cGMP requirements and Product Specifications (including, for the avoidance of doubt, documentation required by cGMP and Sandoz quality systems), it being understood and agreed that (except for the aforesaid obligations to use commercially, scientifically and technically reasonable efforts) Sandoz shall have no obligation and/or liability whatsoever with respect to compliance of Engineering Batches with cGMP requirements and/or Product Specifications.

(c)
Any Raw Materials employed by Sandoz in the Manufacture of Product and not supplied by Amylin (directly or through an Amylin supplier) will at the time of use conform to the requirements stated in Clause 8(2).

(d)
It will maintain complete, accurate and adequate records pertaining to its Manufacture, analysis and distribution of the Product (including the Manufacturing Records) in accordance with the types of records to be maintained as described in cGMP, the format and content of such records to follow Sandoz’ standard form in German language to the extent in compliance with Amylin’s regulatory filing requirements. The Master Batch Records and the site-relevant records will be in English language (or available as translation into English language). For any regulatory support in order to maintain approval in the United States and European Union during commercial phase, Sandoz will use commercially reasonable efforts to assist Amylin in the preparation of such records and documentation to the extent requested by Amylin, and Amylin will compensate Sandoz for such assistance at a rate of [***], based on actual hours worked. Sandoz will provide all manufacturing process documentation during the Commercial Phase for purposes of updating regulatory filings on an ongoing basis.

The parties understand that Amylin may license certain of its rights to third parties and such parties may require access to the described documents (including access to original copies of such documents on-site at Sandoz). Accordingly, such licensees shall be provided copies of such documents and prompt access to original copies of such documents on-site during regular business hours and after reasonable prior notice by Amylin, provided that (a) the number of such licensees on-site at Sandoz in any year is reasonable (not to exceed [***] visits in total), (b) Amylin, and not Sandoz, shall be responsible for providing copies of such documents to the licensees, and (c) Amylin shall accompany each licensee during any review of original documents on-site at Sandoz. In such event Amylin shall remain fully responsible to Sandoz regarding compliance of such third parties with the terms of this Agreement, including but not limited to confidentiality obligations.

(e)	The Product will be labeled, prepared and packed for shipment in accordance with labeling requirements as specified by Amylin from time to time.

(f)
It will be responsible for the treatment and/or disposal of all waste generated as a result of Manufacturing the Product in accordance with all applicable laws, regulations and directives, and the maintenance of detailed and complete records related thereto.

(g)
It will not incorporate any Sandoz IP Rights (including but not limited to any Sandoz Background Technology or Sandoz Collaboration IP Rights) into the Process without Amylin’s prior consultation and consent.

(5)
Sandoz may at any time, with reasonable advance notice to Amylin and in accordance with any applicable provisions of the Quality Agreement, undertake any change (including routine maintenance and repair work) to any of its premises or facilities or equipment directly used in the Manufacture; provided that any such change shall not be a detriment to the Product.

(6)	Amylin covenants that:

(a)
It has and will maintain throughout the term of this Agreement appropriate Regulatory Approvals for the Product for any jurisdiction or territory in which Amylin is marketing, distributing or using the Product.

(b)	Any Raw Materials provided by Amylin (directly or through an Amylin supplier), shall conform to the requirements set forth in Clause 8(3).

(c)
It shall, as soon as it becomes aware of the same, notify Sandoz of any hazards to the health or safety of any personnel of Sandoz or the possibility of cross contamination of any other products being manufactured or stored by Sandoz.

(d)	Pilot Batches and non-cGMP (Nonconforming) Batches will not be used for clinical trials.

10.	FORECAST AND SUPPLY

(1)
The parties shall work on the basic premise that Amylin shall at all times endeavor to give Sandoz as much advance notice as possible of any changes in its forecasts, and Sandoz shall use its commercially reasonable efforts to accommodate such changes.

(2)	Amylin’s current non-binding [***] forecast for Product is attached as Schedule 9 for information purposes only.

(3)	Amylin will use its best efforts in planning and estimating its requirements and will provide to Sandoz, a rolling [***] forecast for the Product by [***] and will update such forecast yearly.

(4)
Upon [***] from the granting of regulatory approval of the Amylin Finished Product by FDA or EMA, and thereafter before [***] of each subsequent calendar year, Amylin will provide to Sandoz a rolling forecast of its entire demands for Product of Amylin, its Affiliates and licensees for the [***] following the year in which the forecast is provided (each such forceast a “Rolling Commercial Forecast”), provided that the amount of Product forecasted for any individual calendar year in the Rolling Commercial Forecast (i) will be comprised of a minimum campaign size of [***] Engineering Batch and [***] cGMP Batches, (ii) shall be suitable for Manufacture in [***] consecutive production campaign, and (iii) until otherwise agreed to by Amyln and Sandoz, will require a production capacity of no more than [***] per year at the RPP4 Facility.

Each Rolling Commercial Forecast will consist of (i) Firm Order for Product for [***] forecast, and (ii) non-binding forecasted demands for Product for the subsequent [***]. If Amylin issues a Rolling Commercial Forecast that is not in line with the requirements set out above under (ii) and (iii), Sandoz agrees that it will use its commercially reasonable efforts to accommodate such deviating demands consistent with this Agreement (including, without limitation, upon financial terms no higher than described herein) in an attempt to meet Amylin’s requirements for the Product, and will inform Amylin whether it will fill such deviating demands within [***] of receiving the applicable order so as to permit Amylin to manage its inventory of Product and respond to market demand.

(5)	Firm Orders placed by Amylin before Regulatory Approval shall be placed not later than [***] of the previous year, unless agreed otherwise by the parties.

(6)
With respect to each Firm Order (a) Amylin will be obligated to purchase [***] of the quantity of Product set forth in such Firm Order and (b) Sandoz will be obligated to Manufacture [***] of the quantity of Product set forth in the Firm Order, except as justified by Batch volumes based on the number of kg of Product ordinarily produced per Batch, and provided that the Firm Order shall not exceed the previous year’s forecast for such calendar year by more than [***]. In the event Amylin requests Product from Sandoz in excess of (i) [***] of the Firm Order, (ii) the amounts of Product set forth in the applicable Rolling Commercial Forecast, or (iii) an amount of Product for which the Manufacture requires more than [***] of production capacity at the RPP4 Facility per calendar year (in each case an “Excess Order”), Sandoz will use its commercially reasonable efforts to accommodate such Excess Orders consistent with this Agreement (including, without limitation, upon financial terms no higher than described herein) in an attempt to meet Amylin’s requirements for the Product. Sandoz shall inform Amylin whether it will fill Excess Orders within [***] of receiving the applicable Firm Order so as to permit Amylin to manage its inventory of Product and respond to market demand.

(7)
The parties agree that any Manufacture of Product under this Agreement will be conducted at the [***] w.v. scale. In planning the supply of Product for the following year, Sandoz shall agree in advance with Amylin which capacity of manufacture will be utilized, and in doing so, Sandoz shall use commercially reasonable efforts that Amylin’s supply requirements and all regulatory requirements (including the provision by Sandoz of validation and regulatory support if necessary) are met.

11.	FIRM ORDERS

(1)
Each Rolling Commercial Forecast, including the related Firm Order, shall be delivered by Amylin in writing. Each Firm Order (subject to the termination rights in this Agreement) shall constitute a binding obligation upon Sandoz to Manufacture and deliver the Product, and upon Amylin to accept and pay for the Product ordered therein.

(2)	All Firm Orders shall be in writing and shall identify and reference the quantity of Product ordered the price to be paid for such Product packaging requirements,

delivery schedule, delivery locations, invoice information and instructions. A Firm Order shall always constitute a binding obligation even if [***] of the items as aforementioned is missing.

(3)
Sandoz shall confirm receipt of each order and shall within [***] of its receipt of the order provide Amylin with Manufacturing and delivery dates, depending on Sandoz’ available capacity accommodating as close as possible Amylin’s preferred delivery schedule, and, upon mutual agreement of the parties on the Manufacturing and delivery schedule, the order will become a “Firm Order”.

(4)
Sandoz shall promptly notify Amylin by telephone and in writing (a) if Sandoz will not be able to fill the then most recent Firm Orders or (b) of any other production issues or other information of which Sandoz becomes aware that may affect the regulatory status of the Product or relate to the ability of Sandoz to supply Product in accordance with this Agreement and/or any Firm Orders.

12.	DELIVERY

(1)
Unless the parties otherwise agree from time to time with respect to specific Batches of Product, no Product (other than the Engineering Batches) will be delivered unless it has first been Released by Sandoz according to the Sandoz Release Specifications. Sandoz shall immediately notify Amylin of any Product being ready for dispatch, which shall be shipped as soon as possible upon Amylin’s demand for delivery and in no event later than [***] after Batch Release by Sandoz. Delivery of the Product, intermediates and samples shall be delivered by Sandoz to Amylin, or such nominee as designated by Amylin in writing, on an FCA Sandoz Kundl/Schaftenau facility basis (Incoterms 2000).

(2)	Sandoz will prepare the Product for shipment and deliver it to the carrier designated by Amylin.

(3)
All costs and expenses for the transportation of the Product including, but not limited to, dedicated transportation containers (including transportation insurance) from Sandoz’ premises to Amylin (or its designee) shall be borne by Amylin. All such costs shall be billed to and paid by Amylin directly.

(4)	Title in the Product and any samples produced under this Agreement shall pass from Sandoz to Amylin upon receipt of full payment therefore by Sandoz.

(5)	Sandoz shall deliver the Product according to the delivery procedure as outlined in Schedule 1.

13.	PERSON-IN-PLANT; AUDITS AND INSPECTIONS; SAFETY ISSUES

(1)
Upon Sandoz’ receipt of at least [***] prior notice, Amylin may, subject to Clause 13(3) and Clause 13(6) below, place Amylin employees or authorized representatives (with such authorized representatives being subject to Sandoz’ prior approval which will not be unreasonably withheld) on-site at Sandoz’ manufacturing facility as follows:

(a)	up to [***] employees or representatives during the Process Characterization Phase and the Pilot Studies.

(b)	up to [***] employees or representatives during the Process Validation Phase, and the Manufacture of the Product in the RPP4 Facility hereunder free of charge, and

(c)	up to [***] shall be at no cost to Amylin with a maximum of [***] visitors at the same time during the Commercial Phase.

(2)
Subject to Clause 13(3), Amylin shall also have the right to perform “for cause” audits. “For cause” Audits are audits that Amylin is required to perform following significant Product quality concerns or customer complaints or Product recalls. Amylin will provide Sandoz with as much notice as possible if they wish to conduct a “for cause Audit”. Sandoz will make concerted efforts to schedule such Audit promptly. Amylin shall not be required to reimburse Sandoz for “for cause” audits.

(3)
Amylin shall also have the right to perform [***] GMP compliance audit per year for up to [***] during Manufacture of the Product in accordance with provisions of the Quality Agreement at no cost to Amylin. [***] of Shionogi & Co., Ltd. shall be entitled to attend the GMP compliance audits.

(4)
Sandoz’ obligation to allow visitors who are employees of Amylin or Amylin’s authorized representatives (with such authorized representatives being subject to Sandoz’ prior approval which will not be unreasonably withheld) is on condition that: (a) such visitors agree in writing to observe the reasonable customary requirements of Sandoz regarding security, health and safety, confidentiality or any other applicable regulations at the relevant premises; (b) any visit shall be under the specific supervision of Sandoz (without relieving any visitors of any obligations with respect to any damage or injury caused by them); and (c) Amylin uses reasonable endeavors to ensure that any visit and the number of visits is of minimal disruption to Sandoz’ day-to-day business. Amylin shall provide Sandoz with reasonable notice prior to each Amylin visit, communicate to Sandoz the reason for each Amylin visit, obtain Sandoz’ consent to the visit (which consent will not be unreasonably withheld) and ensure that Amylin visits are made by relevant personnel only. Amylin will, in consultation with Sandoz, develop an agenda for each Amylin visit.

(5)
Amylin’s representatives may not be present in development labs. Amylin’s representatives visiting Sandoz’ facilities shall accept Sandoz’ procedures regulating external customer relationships (including cGMP training, hygiene, confidentiality and controlled access to facilities and documents) and will obtain Sandoz’ consent (which will not be unreasonably withheld) prior to any active participation in the Process or analytical testing.

(6)
If Sandoz is required by any governmental authority to have inspected or approved the site of Manufacturing or storing the Product or any Raw Materials, Sandoz shall permit and cooperate with officials of the governmental authority to inspect such sites. Amylin will grant any consent needed for such inspection, if any. In the event of any such audit or inspection by a governmental authority, Sandoz will notify Amylin within one (1) business day by telephone followed by written notice not less than three (3) business days from its knowledge of any such audit or inspection. Sandoz shall cooperate with such governmental authority and allow them access to relevant information. Sandoz shall Provide Amylin with any and all copies of information provided, received, or generated by Sandoz prior to, in the course of, or as a result of any such Agency audit or inspection, to the extent such information relates to the Product.

(7)
Visits by Amylin in excess of the [***], and presence of such persons in plant and Audits or inspections by government and Regulatory Authority representatives for purposes of obtaining regulatory approval of Product will be charged by Sandoz to Amylin per visit or presence at a rate of [***] or [***], whichever is less, provided, however, that there shall be no charge for persons in plant for one cGMP audit per calendar year or any “for-cause” audits.

(8)
Sandoz shall provide Amylin with prompt notice of any information it receives relating to the safety of the Product, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the Product regardless of the source. For serious (based on a good-faith evaluation) unexpected events, notice must be given by telephone within one (1) business day after receipt of the information and followed by written notice not less than three (3) business days thereafter. Amylin, with Sandoz’ cooperation, shall be responsible for responding to the FDA and filing any reports with the FDA concerning such events (including Drug Experience Reports) caused by the Product.

(9)
Sandoz shall be responsible for ensuring the safe operation of the Manufacture of the Product in its premises and, in particular, that the Process Transfer Materials supplied by Amylin can be safely used in Sandoz’ premises.

14.	DURATION

Subject to the provisions for earlier termination contained herein, this Agreement shall come into force on the Effective Date hereof and shall continue in force until the [***] on which the very first commercial launch of the Amylin Finished Product by Amylin, its Affiliates or any sublicensee of Amylin or its Affiliates has occurred in either Europe or the United States.

15.	RESERVATION AND COST

Amylin hereby reserves, and Sandoz hereby confirms the reservation of the capacity at the RPP4 Facility set forth on Schedule 4, and this shall, subject to the terms and conditions of this Agreement, constitute a binding order for such capacity for (i) the Process Characterization Phase, (ii) the Process Intermediates Supply, (iii) the Analytical Activities, (iv) if the Pilot Study Option has been exercised, the Pilot Studies, (v) the Process Validation Activities, and (v) if the Additional Campaign Option has been exercised, the Additional Campaign.

The activities, estimated duration and estimated budget of the Process Characterization Phase, the Process Intermediates Supply, the Analytical Activities, the Pilot Studies and the Process Validation Activities are listed in Schedule 4. Any costs which exceed the budget shall be subject to the prior written agreement of Amylin and Sandoz as an amendment to this Agreement.

16.	PRICING AND TERMINATION FEES

(1)	The fees to be paid by Amylin for all activities for the Process Characterization Phase, the Process Intermediates Supply, the Analytical Activities, the Pilot Studies

and the Process Validation Activities are set forth in Schedule 4 and subject to adjustment as expressly stated in this Agreement. A good faith estimated budget including all such activities and costs is set out in Schedule 4. The parties understand that the content and scope of the activities described herein may be changed by mutual written agreement as an amendment to this Agreement and that the budget for the Process Characterization Phase, the Process Intermediates Supply, the Analytical Activities, the Pilot Studies and the Process Validation Activities is based on current assumptions.

(2)
All orders for the Commercial Batches of Product during the Commercial Phase will be at the price(s) as set out in Schedule 7 and subject to adjustment as expressly stated in this Agreement. Pricing model “A” will apply for Firm Orders of [***] or more cGMP Batches per year. Pricing Model “B” will apply for Firm Orders of [***] cGMP Batches per year.

(3)
The parties agree to enter into good-faith negotiations to transfer from a Batch Price to a per gram price at the [***] w.v. as soon as the Manufacture has been stable and robust for at least [***] campaigns with [***] representative Batches in total; provided, however, that the parties are not obligated to make such transfer if they cannot reach agreement on the terms of a per gram price. The parties agree that the information in Schedule 4 and the following principles shall be taken into account in calculating the per gram price:

(a)	The per gram price will be based on the mean yield of Product per Batch over an agreed number of Batches.

(b)	In calculating the mean yield, Batches with a yield which is more than [***] standard deviations from the mean will not be included.

(c)	Once agreed, the per gram price will be reviewed by the parties if there is a change in Raw Materials, Bulk Drug Specifications, facility and/or a material change in the mean yield at that w.v.

(4)
In the event this Agreement is terminated prior to completion of the Process Validation Activities either (a) by Amylin for any reason, other than Sandoz’ Bankruptcy or uncured material breach or a force majeure event affecting Sandoz’ ability to perform or (b) by Sandoz as a result of Amylin’s Bankruptcy or uncured material breach of this Agreement, then Amylin shall pay to Sandoz (i) an amount of [***] (i.e. the total budgeted amount of the Process Characterization Fee as set out in Schedule 4), (ii) an amount of [***] (i.e. the total budgeted amount of the Process Intermediates Supply Activities Fee as set out in Schedule 4), (iii) an amount of [***] (i.e. the total budgeted amount of the Analytical Activities Fee as set out in Schedule 4), (iv) if the Pilot Study Option has been exercised, an amount of [***] (i.e. the total budgeted amount of the Pilot Study Fee as set out in Schedule 4), (v) an amount of [***] (i.e. the total budgeted amount of the Process Validation Campaign Fee as set out in Schedule 4), and (vi) if the Additional Campaign Fee Option has been exercised, an amount of [***] (i.e. the total budgeted amount of the Additional Campaign Option Fee as set out in Schedule 7), in each case excluding the budgeted cost for materials, to the extent as such fees have not already been paid by Amylin. Sandoz shall use commercially reasonably efforts to reschedule the unused capacity resulting from a termination of this Agreement pursuant to this Clause 16(4) for other clients and will, should this be possible, deduct such rescheduled weeks from Amylin’s payment under this clause but will be reimbursed instead for any additional cost resulting from such rescheduling.

(5)
In the event of any termination as described in Clause 16(4), in addition to the termination fees, Amylin shall also pay for any Raw Materials purchased or under a binding order placed by Sandoz prior to termination in accordance with this Agreement, that are non-cancellable, and subject to Sandoz’ obligation to mitigate such costs as far as possible. Any Raw Materials purchased by Sandoz and paid for by Amylin pursuant to this Clause 16(5) will, at Amylin’s option and expense, be shipped by Sandoz to Amylin or Amylin’s nominated representative. Instead of having such Raw Material shipped back to Amylin, Amylin may also offer to Sandoz to purchase such excess Raw Material and Sandoz will consider in good faith whether it can use such Raw Material in other products. Sandoz shall be under no obligation to purchase such Raw Material from Amylin.

17.	INTELLECTUAL PROPERTY

(1)
Amylin owns or has rights to all IP Rights and Know-How which (i) are owned or controlled by Amylin as of the Effective Date, or which (ii) are generated solely by employees or agents of Amylin during or after the term of this Agreement but do not belong to Collaboration IP Rights or Collaboration Know-How (“Amylin Background Technology”).

(2)
Sandoz owns or has rights to all IP Rights and Know-How which (i) are owned or controlled by Sandoz as of the Effective Date, or which (ii) are generated solely by employees or agents of Sandoz during or after the term of this Agreement, but do not belong to Collaboration IP Rights or Collaboration Know-How (“Sandoz Background Technology”).

(3)
As between the Parties, Amylin shall own all rights, title and interest in all Collaboration IP Rights and all Collaboration Know-How generated solely by employees or agents of Amylin (“Amylin Foreground Technology”). Sandoz shall own all rights, title and interest in all Collaboration IP Rights and all Collaboration Know-How that (i) is generated solely by employees or agents of Sandoz and that (ii) does not belong to the Amylin Assigned Technology (“Sandoz Foreground Technology”). Amylin and Sandoz shall own jointly (with an undivided 50-50 share) all Collaboration IP Rights and all Collaboration Know-How that (i) is generated jointly by employees or agents of Amylin and employees or agents of Sandoz and that (ii) does not belong to the Amylin Assigned Technology (“Joint Foreground Technology”).

(4)
Amylin shall own all rights, title and interest in any parts of any Collaboration IP Rights and Collaboration Know-How to the extent that it is specifically related to and covering the Product, its manufacture or use (“Amylin Assigned Technology”). Sandoz hereby assigns to Amylin all rights, title and interest in such Amylin Assigned Technology. Sandoz hereby covenants to require all of its employees, agents, and contractors engaged in performing any aspect of services (i) to assign all of their right, title, and interest in Amylin Assigned Technology to Sandoz such that Sandoz may assign all such right, title and interest in Amylin Assigned Technology to Amylin and (ii) to agree to execute all documents necessary to perfect Amylin’s; right, title and interest in Amylin Assigned Technology. As compensation for each Amylin Assigned Technology (i) which has been assigned to Amylin as described above, and (ii) for which a patent application has been filed, Amylin shall pay to Sandoz an amount of [***] only as a one-time payment. In the event that any invention and/or resulting patent application or patent contains in part Amylin Assigned Technology and in part Sandoz Foreground Technology, Clause 17(8) shall apply accordingly.

(5)
Amylin Foreground Technology and Amylin Assigned Technology shall constitute Confidential Information of Amylin. Sandoz Foreground Technology shall constitute Confidential Information of Sandoz. Joint Foreground Technology shall constitute Confidential Information of both Amylin and Sandoz.

(6)
Sandoz agrees to inform Amylin of any invention partially or completely constituting Amylin Assigned Technology and further agrees to assist Amylin in applying for patents and all other instruments in the nature of patent with respect to any Amylin Assigned Technology. Such assistance includes the prompt review and execution of all documents, including assignments.

(7)
Amylin shall be the only party responsible for filing, prosecuting, and maintaining any patent application covering Amylin Background Technology, Amylin Foreground Technology or Amylin Assigned Technology at its own cost, provided that if any Collaboration IP Rights partially consist of Amylin Assigned Technology and partially of Sandoz Foreground Technology, Clause 17(8) shall apply accordingly with respect to the filing, prosecution and maintenance of such Collaboration IP Rights. Sandoz shall be solely responsible for filing, prosecuting, and maintaining any patent application covering Sandoz Background Technology or Sandoz Foreground Technology (other than Amylin Assigned Technology).

(8)
Amylin and Sandoz shall file any applications for IP Rights that (i) belong to Joint Foreground Technology or (ii) contain claims belonging to Amylin Assigned Technology and claims belonging to Sandoz Foreground Technology in the name of Amylin and Sandoz, and the parties shall determine by mutual agreement which party shall be responsible for the filing, prosecution and maintenance of such IP Rights on a case-by-case basis. Subject to the following, the parties shall equally share the costs of filing, prosecution and maintenance of Joint Foreground Technology. In the event that a party desires to abandon any patent application or patent which belongs to Joint Foreground Technology or to the Amylin Assigned Technology or to the Sandoz Foreground Technology, such party shall provide reasonable prior written notice to the other party of its intention to abandon such patent application or patent. In such event, the other party shall have the right, but not the obligation, to assume such Joint Foreground Technology or such Amylin Assigned Technology or such Sandoz Foreground Technology by notifying the abandoning party in writing within thirty (30) days about its intention. If the other party has timely given such notification, the abandoning party shall, at the expense of the assuming party, assign and transfer the relevant Joint Foreground Technology or the relevant Amylin Assigned Technology or the relevant Sandoz Foreground Technology to the assuming party, and the assuming party shall have the sole right, but not the obligation, to file, prosecute and maintain any such Joint Foreground Technology or Amylin Assigned Technology or Sandoz Foreground Technology at its own cost and expense, provided that the abandoning party shall and hereby does retain a world-wide, irrevocable, perpetual, non-exclusive, sublicenseable, royalty-free right and license to use the intellectual property covered by such Joint Foreground Technology or Amylin Assigned Technology or Sandoz Foreground Technology without any restrictions.

(9)
The parties hereby acknowledge the ongoing duty to disclose all information material to patentability of any such invention to the other party for purposes of disclosure to any governmental authority responsible for IP Rights. The parties shall cooperate with each other and execute such other documents as may be necessary or desirable to achieve the objectives of this Clause 17(9).

(10)
In respect of any Joint Foreground Technology, Sandoz hereby grants to Amylin a perpetual, worldwide, non-exclusive, royalty-free license (which shall be assignable and sublicensable) under its interest in such Joint Foreground Technology to manufacture, have manufactured, sell, offer for sale or otherwise use any product, including the Product. In respect of any Joint Foreground Technology, Amylin hereby grants to Sandoz a perpetual, worldwide, non-exclusive, royalty-free license (which shall be assignable and sublicensable) under its interest in such Joint Foreground Technology to manufacture, have manufactured, sell, offer for sale or otherwise use any product other than the Product or any Analogs.

(11)
Amylin hereby grants to Sandoz and Sandoz’ Affiliates a non-exclusive, fully paid-up, royalty-free license under the Amylin Background Technology, the Amylin Foreground Technology, Amylin’s share in the Joint Foreground Technology and the Amylin Assigned Technology, to manufacture the Product and to perform the services under this Agreement and the applicable Schedules during the term.

(12)
Upon the earliest of (a) Sandoz’ termination of this Agreement for any reason other than Amylin’s Bankruptcy or uncured material breach or a force majeure event affecting Amylin’s ability to perform, (b) Amylin’s termination of this Agreement pursuant to Clause 25(2), or as a result of Sandoz’ Bankruptcy or uncured material breach or a force majeure event affecting Sandoz’ ability to perform, or (c) expiration of this Agreement as described in Clause 14 (or any extension thereof) and provided this Agreement is not substituted by a commercial manufacturing agreement between Amylin and Sandoz upon such expiration of this Agreement, Sandoz shall grant Amylin the following non-exclusive, worldwide, non-transferable, perpetual licenses, with the right to sublicense: (i) a royalty-free license in and to any Sandoz Foreground Technology to manufacture, have manufactured, sell, offer for sale, or otherwise use the Product or any Analogs, and (ii) a royalty-bearing license to use the Sandoz Background Technology for the sole purpose of manufacturing the Product or any Analogs, provided, that, at the time of termination or expiration of this Agreement, such Sandoz Background Technology is used by Sandoz for the manufacture of Product and is reasonably necessary to manufacture the Product or any Analogs. The license terms for such licenses shall be negotiated in good faith between Sandoz and Amylin.

(13)
Except as expressly set out in this Agreement or as is otherwise necessary for the proper performance of this Agreement by the parties, no license, express or implied, is granted by this Agreement by either party to the other under, in or to any of its IP Rights and Know-How.

18.	PAYMENT

(1)	Invoices for the fees will be submitted to Amylin

(a) for the Process Characterization Phase:

Upon completion of experimental work done under milestone 1a according to Schedule 4 (including all requested Optional Activities, all analytical activities performed and all materials used until this time point)

Upon completion of experimental work done under milestone 1b according to Schedule 4 (including all requested Optional Activities, all analytical activities performed and all materials used until this time point)

Upon completion of experimental work done under milestone 1c according to Schedule 4 (including all analytical activities performed and materials used until this time point)

Upon completion of experimental work done under milestone 1d according to Schedule 4 (including all analytical activities performed and materials used until this Clause 18(1)(a).

(b) for the Process Intermediate Supply Activities:

Upon completion of the Manufacture of Process Intermediate Supplies.

(c) for the Analytical Activities:

Upon completion the remainder of the Analytical Activities and materials not charged under (a) and (b) above.

(d) for the Pilot Studies:

Upon completion of all experimental activities to be conducted in connection with the Pilot Studies.

(e) for the Process Validation Campaign and Commercial Phase:

For Engineering Batches: Upon completion of analysis by Sandoz or, if applicable, delivery of such Batches.

For cGMP Batches: upon Release by Sandoz and delivery of the individual cGMP Batches.

(f) for resins:

Upon delivery and acceptance of the resins by Sandoz’ Quality Department

(2)
Any amounts invoiced according to this Agreement shall be paid in full to the bank account designated by Sandoz within [***] after the date of receipt of the invoice. Sandoz shall send invoices to Amylin either by (i) e-mail at [***] or (ii) by fax at [***]. All invoices shall include Amylin’s purchase order number and a description of the Product or completed development work. Sandoz shall maintain accurate and complete accounting records specifically relating to the Manufacture of the Product under this Agreement, in accordance with Austrian generally accepted accounting principles and practices consistently applied. To the extent such records may be relevant, in Amylin’s reasonable opinion, to determining whether Sandoz is complying with its obligations under this Agreement, Amylin may appoint an independent international public accounting firm reasonably acceptable to Sandoz to audit such records during Sandoz’ normal working hours subject to providing five (5) days written notice of such audit to Sandoz. For this purpose, Sandoz shall retain such records for a period of [***] from the date of payment of each invoice by Amylin.

19.	LIMITATION OF LIABILITY

EXCEPT AS A RESULT OF WILLFUL AND KNOWING MISCONDUCT OR ILLEGAL ACTIVITY, NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT LOSSES OR DAMAGES, OF ANY NATURE, INCLUDING DAMAGE TO GOODWILL, LOSS OF MARKET SHARE OR LOST PROFITS, WHETHER EXISTING OR PROSPECTIVE, OR THE COSTS ASSOCIATED WITH A DELAY IN ANY REGULATORY FILING. EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND NOTWITHSTANDING THE FOREGOING LIMITATION, THE LIABILITY OF SANDOZ WITH RESPECT TO NON-CONFORMANCE OF PRODUCT MANUFACTURED UNDER THIS AGREEMENT WITH SPECIFICATIONS AND/OR GMP REQUIREMENTS SHALL NOT EXCEED [***] PER OCCURRENCE AND [***] IN AGGREGATE PER CALENDAR YEAR.

20.	SPECIFICATION

(1)
The initial agreed Product Specifications are identified and listed in Schedule 2 under the headings ‘Sandoz Release Specifications’ and ‘Additional Specifications’. The parties acknowledge that they may adjust the Product Specifications in accordance with the terms of the Quality Agreement, but not less than [***] prior to the planned commencement of the Process Validation Campaign. Amylin will establish the Product Specifications in mutual agreement with Sandoz in writing (taking into account the information relating to the Product learned during the Process Characterization Phase) prior to the Process Validation Campaign. The Product Specifications, as amended from time to time by written agreement of the parties as set forth in the Quality Agreement, shall apply for the purposes of the obligations set out in this Agreement.

21.	WARRANTIES AND INDEMNITIES

(1)
Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(2)
Sandoz represents and warrants that (a) the cGMP Batches of Product (but not the Engineering Batches unless released by Sandoz by the issuance of a Certificate of Compliance) will be Manufactured in compliance with the Process, cGMP and the requirements of the FDA or the EMA (as applicable), (b) the cGMP Batches of Product (but not the Engineering Batches unless released by Sandoz by the issuance of a Certificate of Analysis indicating such conformity) will be in conformity with the Product Specifications when delivered to Amylin (c) it will comply with all applicable environmental and other laws and regulations relevant for the Manufacture, (d) it has and shall maintain all necessary and applicable licenses, permits and other authorizations for the Manufacture of the Product, (e) it shall deliver with the Product a Certificate of Analysis and, with respect to cGMP Batches of Product (but not the Engineering Batches unless released by Sandoz), a Certificate of Compliance, each such certificate in a form to be agreed upon by the parties, and (f) it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 or any comparable law of any EU jurisdiction, as each may be amended from time to time.

(3)
Sandoz represents and warrants that it performs internal cGMP audits no less than once per year in order to ensure compliance with the requirements of the Product Specifications and agrees to give a written certification of compliance with cGMP to (a) Amylin upon Amylin’s request, (b) an independent third party appointed by Amylin and reasonably acceptable to Sandoz, upon Amylin’s request, and/or (c) Regulatory Authorities upon such Regulatory Authorities’ request. Subject to Clause 13, Amylin employees or authorized representatives shall have the right upon reasonable notice during business hours to audit the quality systems of Sandoz that are related to the Product, including inspecting the facilities used in Manufacture, warehousing and shipping of the Product. If Sandoz becomes aware that any shipment of the Product to Amylin does not meet all the requirements of the Product Specifications, Sandoz will promptly notify Amylin.

(4)
Sandoz represents and warrants that Sandoz will not implement any Sandoz Background Technology or Sandoz Foreground Technology as a Modification into the Process for the Manufacture of the Product if, at the time of such implementation, Sandoz is aware of any third party patent rights, under which Sandoz is not already licensed, that may be asserted to be valid and infringed by Sandoz’ use of such implemented Sandoz Background Technology or Sandoz Foreground Technology.

(5)	Amylin represents and warrants that it is not aware of any third party patent rights, under which Amylin is not already licensed with the right to sub-license, that may be asserted to be valid and infringed by the Manufacture of the Product by Sandoz under the terms of this Agreement.

(6)
Each party shall notify the other party in the event that such party becomes aware of information or action which would make any representation, warranty or covenant of such party inaccurate or untrue.

(7)
EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE PARTIES PROVIDE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCT AND DISCLAIM ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING (A) THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND (B) ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, OR (C) ANY WARRANTIES ARISING UNDER APPLICABLE LAW.

(8)
Sandoz shall indemnify and hold Amylin, its Affiliates and their respective directors, officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from (a) breach of any representation, warranty or covenant of Sandoz under this Agreement or (b) the gross negligence, recklessness or willful misconduct of Sandoz in the performance of its obligations and its permitted activities under this Agreement and based on applicable law, including the Manufacture of the Product, except to the extent Amylin has an obligation to indemnify Sandoz, its Affiliates and their respective directors, officers, employees and agents pursuant to Clause 21(9) below.

(9)
Amylin shall indemnify and hold Sandoz, its Affiliates and their respective officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party to the extent arising from (a) the breach of any representation, warranty or covenant of Amylin under this Agreement, (b) the research, development, commercialization or marketing of the Product or any product containing Product by or on behalf of Amylin, or (c) the gross negligence, recklessness or willful misconduct of Amylin in the performance of its obligations and permitted activities under this Agreement and based on applicable law, or (d) product liability, except to the extent Sandoz has an obligation to indemnify Amylin, its Affiliates and their respective directors, officers, employees and agents pursuant to Clause 21(8) above.

(10)
Amylin shall indemnify and hold Sandoz, its Affiliates and their respective officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party arising from any infringement by Sandoz of any third party intellectual property rights arising from its use of the Process and the Process Transfer Information for Manufacture of the Product, except to the extent that such infringement results from any Sandoz Modification to the Process or the Process Transfer Information implemented by Sandoz in the Manufacture of Product without the consent of Amylin; provided, however, that such indemnity shall not apply to the extent Sandoz has an obligation to indemnify Amylin, its Affiliates and their respective directors, officers, employees and agents pursuant to Clause 21(8) above.

(11)
The party claiming the benefit of any indemnity hereunder must promptly notify the other of any claim as soon as it becomes aware of any claim, permit the other party to control the defense of the action, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other party (not to be unreasonably withheld or delayed) and shall fully cooperate with the other party in the handling of any such claim. The party that controls the defense of the action shall bear the costs.

22.	INSURANCE

(1)
Amylin shall have in place product liability insurance with a reputable insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. At Sandoz’ request, Amylin shall provide Sandoz with evidence of the existence and maintenance of such cover.

(2)
Sandoz shall have in place public liability insurance with a reputable insurer or self-insurance coverage in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. At Amylin’s request, Sandoz shall provide Amylin with evidence of the existence and maintenance of such cover.

(3)	In no event will the liability of either party be limited to that which is recoverable by insurance, notwithstanding any other limitation of liability as set out in this Agreement.

23.	CONFIDENTIALITY

(1)
Each party (the “Recipient”) undertakes to the other to treat as confidential all information relating to the other’s business operations, research, trade secrets and affairs (whether marked “confidential” or not) received from the other party (the “Discloser”) and all other information obtained from the Discloser that the Discloser has designated as confidential, both pursuant to this Agreement and prior to and in contemplation of it, either directly or from any person, firm, company or organization associated with the Discloser (“Confidential Information”). The Recipient shall respect and keep confidential the Discloser’s Confidential Information, use the same exclusively for the purpose of this Agreement and for no other use and disclose the same only as set forth in Clause 23(3) below.

(2)	Confidential Information shall not include information that as demonstrated by competent evidence:

(a)	was known to the Recipient prior to the disclosure, or is independently developed by or on behalf of the Recipient without use of the Discloser’s Confidential Information;

(b)
is subsequently lawfully disclosed to the Recipient without any obligations of confidentiality by a third party who has not derived it directly or indirectly from the Discloser or any of the Discloser’s Affiliates;

(c)	was in the public domain or enters the public domain other than as a breach of this Clause 23; or

(d)	the Discloser is required to disclose by law or by any competent Regulatory Authority or other governmental body authorized to require such disclosure.

(3)
The Recipient shall allow access to the Discloser’s Confidential Information exclusively to those employees of itself, its Affiliates, its professional advisers and its licensees or subcontractors, as such are permissible pursuant to this Agreement, who have reasonable need to see and use it for the purposes of this Agreement, and shall inform each of said employees of the confidential nature of the Confidential Information and of the obligations of the Recipient in respect thereof. The Recipient shall ensure that the employees of it and its licensees or subcontractors, as such are permissible pursuant to this Agreement, having access to the Confidential Information are contractually bound by obligations of confidentiality and shall take such steps as may be necessary to enforce such obligations.

(4)
Sandoz shall not submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like that includes data of a scientific or technical nature containing any Confidential Information owned by Amylin without first obtaining Amylin’s prior written consent. Amylin shall not submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like that includes data of a scientific or technical nature containing any Confidential Information owned by Sandoz without first obtaining Sandoz’ prior written consent.

(5)
Nothing contained herein shall be construed as precluding Amylin from making, in its discretion, any disclosure of information of any type that relates to the Product; provided that such disclosure does not contain any Confidential Information of Sandoz.

(6)
Each party shall maintain the confidentiality of all provisions of this Agreement and, without the prior consent of the other party, neither party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (other than to its officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties require familiarity with this Agreement), except for such disclosures as may be required by applicable law or government regulation in which case such party agrees to promptly notify the other party of the impending disclosure, providing sufficient time for the other party to take steps to protect such information.

(7)	The Recipient’s obligation of confidentiality shall expire [***] from expiration or termination of this Agreement, or prior thereto with the written consent of the Discloser.

(8)
Given the nature of the Confidential Information and the competitive damage that would result to a party upon unauthorized disclosure, use or transfer of its Confidential Information to any third party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Clause 23. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Clause 23.

24.	RECALLS

(1)
If Sandoz or Amylin is required or requested by any government authority, or if Amylin in its sole discretion otherwise elects, to recall or dispose of any Product for any reason, Amylin shall be responsible for conducting any recall or disposal of such Product, and Sandoz shall cooperate with and give all reasonable assistance to Amylin in conducting any such recall or disposal, at Amylin’s expense. If Sandoz determines a recall or disposal may be necessary, then Sandoz will promptly notify Amylin in writing. Replacement of any recalled or disposed Product shall be subject to Article 27.

(2)	Amylin shall keep Sandoz informed of any information it receives involving the Product that relates to any hazards to the health or safety of any personnel of Sandoz.

25.	TERMINATION

(1)	Each party may, without prejudice to its other rights and remedies, terminate this Agreement immediately by written notice to the other party if the other party

(a)
is in breach of any of its material obligations under the Agreement and either that breach is incapable of remedy or the other party has failed to remedy the breach within [***] after receiving written notice requiring it to remedy that breach or

(b)
becomes unable to pay its debts or becomes insolvent, or an order is made or a resolution passed for the liquidation, administration, winding-up, bankruptcy or dissolution of the other party (otherwise than for the purposes of a solvent amalgamation or reconstruction), or an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer is appointed over all or any substantial part of the assets of the other party, or the other party enters into or proposes any composition or arrangement with its creditors generally, or anything analogous to any of these events occurs in any applicable jurisdiction (collectively, “Bankruptcy”).

(2)
Amylin may terminate this Agreement for any scientific, regulatory, safety or economic reason. For the avoidance of doubt, it is agreed that in the event of such termination, the provisions on consequences of termination as set out in Clauses 16(4) and 16(5) shall apply.

(3)
In the event Sandoz becomes aware of or receives written notice of a threatened patent infringement claim relating to the Manufacture of Product by Sandoz, and such patent infringement claim does not relate to technical information or know-how incorporated into the Manufacturing process by Sandoz, except for those incorporations requested or approved by Amylin, Sandoz shall promptly notify Amylin in writing of such claim. As soon as practicable after Amylin receives such written notice, the parties and their respective patent legal counsel will meet to discuss in good faith the validity of such infringement claim, applicable legal Precedence and all possible resolutions of the matter, including Amylin’s proposals.

If an outside patent attorney reasonably selected by Sandoz determines that any continued performance by Sandoz of its obligations under this Agreement will be held to constitute an infringement of a third party’s valid patent rights, then Sandoz may terminate this Agreement on ninety (90) days’ prior written notice to Amylin. For the avoidance of doubt, neither party shall be obliged to perform any of its obligations under this Agreement if and to the extent it is prevented from doing so by an injunction or court order asserted against such party based on an infringement or alleged infringement of any third party intellectual property right or based on any other government order precluding the manufacture, supply or distribution of the Product.

26.	CONSEQUENCES OF TERMINATION

(1)	Upon expiration of this Agreement or its termination for any reason:

(a)
Each party shall return to the other all information and materials supplied by the other party; in particular, the Process Transfer Materials supplied by Amylin under this Agreement shall promptly be returned to Amylin;

(b)
Sandoz shall continue to maintain information about the Product and its production for such time and in such manner as required by any Regulatory Authority in the US and EU and shall continue to respond in a timely manner to all queries and requests for information from Regulatory Authorities;

(c)	Sandoz shall, at Amylin’s option, immediately cease Manufacture;

(d)
Subject to Clause 26(1)(b), each party shall deliver to the other all materials, reports, and other documents (including copies thereof) in its possession or control containing Confidential Information of the other party, and each will cease to make use of the other’s Confidential Information;

(e)
Sandoz shall, at Amylin’s option, either (i) arrange for transportation, at Amylin’s expense, of any materials paid for by Amylin to Amylin or Amylin’s designated representative or (ii) dispose of such materials on Amylin’s behalf.

(2)
Upon expiry of this Agreement, its termination by Amylin pursuant to Clause 25(1) or its termination by Sandoz pursuant to Clause 25(3), then Sandoz shall provide information, support and assistance, including technical assistance, as is reasonably necessary for the effective transfer of the Manufacturing of the Product and Process to Amylin or to another entity nominated by Amylin. Amylin shall bear the reasonable costs of any technical assistance provided pursuant to this clause. Assistance provided by Sandoz shall be limited to [***]. Amylin will compensate Sandoz for such assistance at a rate of [***], based on actual hours worked.

(3)
Termination of this Agreement shall not affect any accrued rights or liabilities of either party, nor shall it affect the coming into force or the continuation in force of any provision of this Agreement that is expressly or by implication intended to come into force or continue in force on or after termination.

27.	ACCEPTANCE

(1)	Sandoz shall notify Amylin in writing when each Batch of the Product has been Released according to the Sandoz Release Specifications and cGMPs and is ready for delivery.

(2)
Within [***] after the later to occur of i) delivery of the pre-defined test samples from a Batch of Product and ii) delivery of the Certificate of Analysis and Certificate of Compliance, Amylin or its representatives may, at Amylin’s option, analyze each Batch.

(3)
Any complaints by Amylin that a Batch does not comply with the requirements of the Product Specifications shall be delivered to Sandoz in writing within [***] after the later to occur of (i) delivery of the pre-defined test samples from a Batch of Product and (ii) delivery of the Certificate of Analysis and Certificate of Compliance, with such complaint being accompanied by supporting data for purposes of consideration and verification by Sandoz. Any complaints by Amylin that a Batch is otherwise Defective shall be delivered to Sandoz in writing within [***] after discovery by Amylin, but in no event later than [***] after the later to occur of (i) delivery of the pre-defined test samples from a Batch of Product and (ii) delivery of the Certificate of Analysis and Certificate of Compliance, with such complaint being accompanied by supporting data for purposes of consideration and verification by Sandoz.

(4)	If Sandoz receives a complaint under Clause 27(3) within the applicable time period for any Batch of Product other than an Engineering Batch, the following procedures shall apply:

(a)
If the alleged Defect concerns the quantity or quality of the Product delivered and Sandoz accepts the details submitted by Amylin as to the Product’s noncompliance, Sandoz shall supply to Amylin (at Sandoz’ cost, including the cost of Raw Materials, components and shipment related thereto) the replacement quantity of the Product that was allegedly missing or Defective from the original Batch within [***].

(b)
If the alleged Defect concerns the quantity or quality of the Product delivered and Sandoz does not accept the details submitted by Amylin, then within [***] from the date on which the details of Amylin’s complaint are received by Sandoz, Sandoz will appoint an independent scientific and technical expert acceptable to Amylin to review Amylin’s details supporting its complaint of noncompliance. Amylin shall not unreasonably refuse to accept the appointment of the independent scientific and technical expert identified by Sandoz. The findings of the expert shall be final and conclusively binding on the parties as to whether the Product is Defective. If the expert holds that the Product is Defective, all the fees and costs of the expert and the independent laboratory appointed by the expert to analyze the Product shall be paid by Sandoz, and Amylin shall have no obligation to pay for such replacement quantities of Product and Sandoz shall be responsible for all costs associated therewith (including the cost of Raw Materials, components and shipment related thereto). If the expert rejects Amylin’s complaint and determines that the Product is not Defective, all such fees and costs of the laboratory and the expert will be paid by

Amylin, Amylin shall pay for any replacement quantities delivered by Sandoz in addition to the original quantities delivered, and Amylin shall be considered to have finally and completely accepted such Batch of the Product.

28.	FORCE MAJEURE

Neither party shall be liable to the other for any delay or nonperformance of its obligations under this Agreement if such non fulfillment is due to strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, acts of government agencies, judicial action, labor disturbance and/or other contingencies beyond its reasonable control, subject to the affected party promptly notifying the other party in writing of the cause and the likely duration of the delay or nonperformance and provided that the affected party shall use reasonable endeavors to limit the effect of such event on the other party; the performance of the affected party’s obligations, to the extent affected by the cause, shall be suspended during the period that the cause persists. Sandoz shall have no obligation to obtain supplies, Raw Materials, energy, utilities, labor and Products from a third party in order to supply Sandoz’ excused shortfall under this Agreement. The failure to be granted either U.S. FDA or EMA approval of Product shall not be deemed a Force Majeure situation according to the terms of this Agreement.

29.	SPECIFIC INVESTMENTS

(1)
Sandoz shall use commercially reasonable efforts to implement the modifications to its manufacturing facility required for the Manufacture of Product as identified in Schedule 6, collectively the “Facility Modifications”.

(2)
The assets acquired for the Facility Modifications will be purchased by Sandoz on its own behalf, and Sandoz shall become the sole owner of such assets. Amylin shall reimburse Sandoz for all costs and expenses, including without limitation capital expenditures, reasonably incurred by Sandoz for the Facility Modifications and for any assets acquired as part of the Facility Modifications as follows: Sandoz shall be entitled to invoice for such costs as a surcharge on each individual Batch of the process Validation Campaign. Sandoz shall bear the costs of maintaining such assets to keep them in acceptable working condition.

(3)
If (i) the specific attributes of the Product, (ii) Amylin and/or (iii) a Regulatory Authority (because of an inspection of Sandoz’ facilities or otherwise) require a change in the Process of Manufacture or to the Product Specifications that affects the cost of Manufacturing the Product, then upon written notification by either party to the other, Sandoz and Amylin will meet to negotiate in good faith (a) any change to the fees, (b) the date upon which such fee change will take effect, and (c) any other consequences arising from such change (including but not limited to investments). In the event no agreement can be reached, Sandoz shall be under no obligation to Manufacture Product.

(4)
Any acquisition of fixed or moveable assets or any other investments that may be required for Sandoz to perform the activities under this Agreement shall require prior written agreement between the parties, and Sandoz shall have no obligations whatsoever to make such investments and/or to bear any costs, expenses or capital expenditures with respect to such investments.

30.	NOTICES

(1)
Any notice or other information required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, or sent to the other by first-class registered pre-paid post (return receipt requested), fax or comparable means of communication addressed as follows:

1.	if to Amylin, address to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, CA 92121
Fax No: [***]
Attention:
Paul Marshall
Senior Vice President, Operations

	With a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, CA 92121
Fax No: [***]
Attention: General Counsel

(b)	if to Sandoz, address to:	Sandoz GmbH
Biochemiestrasse 10
A-6250 Kundl
Austria
Fax No: [***]
Attention: Head of Biotech Cooperations

or to other such address or addresses as may be specified from time to time in a written notice.

(2)
Any notice, request, approval or other document shall be deemed to have been served at the time of delivery or if sent by fax, two (2) hours after the time of dispatch, if dispatched before 3:00 p.m. (local time at the place of destination) on a business day, and in any other case at 10:00 a.m. (local time at the place of destination) on the next business day after the date of dispatch.

31.	ENTIRE AGREEMENT

(1)
This Agreement and any documents referred to herein together contain the entire agreement between the parties with respect to its subject matter and supersede all previous agreements, understandings, representations and statements between the parties relating to the subject matter of this Agreement.

(2)
Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance made by or on behalf of any other party, other than those representations and warranties expressly made by the parties in this Agreement.

32.	MISCELLANEOUS PROVISIONS

(1)
Assignment. Unless otherwise expressly permitted hereunder, neither party may assign any of its rights or delegate any of its duties under this Agreement without the express prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement without the other party’s consent to a third party in the event of (a) a merger with or acquisition by such third party or (b) such third party’s purchase of all or a substantial part of the business to which this Agreement relates. Without limitation to the foregoing restrictions on assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its successors and permitted assignees.

(2)
Relationship. Nothing in this Agreement shall create, or be deemed to create, a partnership, employment, agency or joint venture between the parties, and, except as expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

(3)
Survival of Provisions. The termination of this Agreement, howsoever occasioned, shall be without prejudice to any obligations or rights on the part of either party that accrued prior to or upon termination. The following Clauses of this Agreement shall survive termination hereof: 1, 16(4), 16(5), 17, 18, 19, 21(8) through 21(11), 22, 23, 24, 26, 27(2) through 27(4), 28, 29(2), 30, 31, 32, 33 and 34.

(4)
Waivers. The failure of either party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right under this Agreement shall not constitute a waiver of the same or affect that party’s right thereafter to enforce the same.

(5)
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of the document a provision that is legal, valid and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

(6)
English Language. Unless otherwise specified in this Agreement, all documentation, records, reports and other written information shall be provided by Sandoz to Amylin in the English language. The English language version of this Agreement shall be controlling, notwithstanding any translation thereof into another language.

(7)	Counterparts. This Agreement is executed simultaneously in two counterparts. These two counterparts shall collectively constitute one and the same Agreement.

(8)
Subcontracting. If Sandoz determines that proper Manufacturing of the Product requires the retention of one or more subcontractors or consultants, Sandoz will obtain the written approval of Amylin and of the Regulatory Authority (if required) before using any subcontractors or consultants. Sandoz will be fully responsible to Amylin for any portion of the services performed by any subcontractor or consultant to the same extent as if such portion of the services was performed directly by Sandoz.

(9)	Amendments. No modification or alteration of any of the terms of this Agreement shall be of any effect unless in writing signed by both parties.

(10)	Headings. Headings included in this Agreement are for convenience only, and shall not be used to construe this Agreement.

33.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with Austrian law. Any dispute arising under or relating to this Agreement between the parties hereto shall be finally settled through binding arbitration under the rules of arbitration of the International Chamber of Commerce. The arbitration shall be confidential and take place in Vienna, Austria in the English language. The prevailing party may enter such decision in any court having competent jurisdiction.

34.	DISPUTE RESOLUTION

The parties agree to attempt to settle any dispute, controversy or difference that may arise between them out of, in relation to, or in connection with this Agreement, including the breach thereof, by good-faith discussions. Any such dispute which cannot be settled by mutual understanding of the parties shall be submitted for resolution to a senior executive officer of each party having authority to resolve the dispute who shall promptly meet and endeavor to reach resolution through good-faith negotiations. In the event the parties cannot reach resolution within [***], then either party may commence arbitration (pursuant to the arbitration rules described in Clause 33 as it deems necessary to resolve the dispute.

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IN WITNESS WHEREOF, each party has caused this Manufacturing Agreement to be executed by its duly authorized representatives as of the date first written above.

Amylin:	SANDOZ:

Amylin Pharmaceuticals, Inc.	Sandoz GmbH

By:	/s/ Paul Marshall	By:	/s/ F. Nachtmann

Name:	Paul Marshall	Name:	Dr. F. Nachtmann

Title:	Sr. V. P., Operations	Title:	Head BioTech Corp.

Date Signed:	4 Oct. 2010	Date Signed:

By:	/s/ E. Dolessi

Name:	Dr. E. Dolessi

Title:	Head Legal

Date Signed:	October 19, 2010